Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Aida Orphan	Media Contact:	Amber McCasland
	Levi Strauss & Co.		Levi Strauss & Co.
	(415) 501-6194		(415) 501-7777
	Investor-relations@levi.com		newsmediarequests@levi.com
LEVI STRAUSS & CO. REPORTS FIRST QUARTER 2019 EARNINGS

•	First Quarter Reported Revenues up 7% on Growth Across All Regions; Constant-Currency up 11%

•	Reported Net Income of $147 Million Compared to Net Loss in Prior Year; Adjusted Net Income up 81%

•	Adjusted EBIT up 14% on Higher Revenues and Margin Expansion; Constant-Currency up 21%
SAN FRANCISCO (April 9, 2019) – Levi Strauss & Co. (NYSE: LEVI) today announced financial results for the first quarter ended February 24, 2019, and affirmed annual guidance.

"We delivered our sixth consecutive quarter of double-digit constant-currency revenue growth," said Chip Bergh, president and chief executive officer of Levi Strauss & Co. "Growth was broad-based across all three regions and all channels, demonstrating that our strategies are working and our investments are paying off."
Highlights include:

	Three Months Ended		% Increase
($ millions)	February 24, 2019	February 25, 2018	As Reported
Net revenues	$1,435	$1,344	7%
Net income (loss) attributable to Levi Strauss & Co.	$147	$(19)	*
Adjusted net income	$151	$83	81%
Adjusted EBIT	$206	$180	14%
_____________
* Not meaningful
First quarter net revenues grew 7 percent on a reported basis and 11 percent on a constant-currency basis, excluding $48 million in unfavorable currency translation effects. Reported net revenues related to the company's direct-to-consumer business grew 10 percent, primarily due to performance and expansion of the retail network as well as e-commerce growth. The company had 70 more company-operated stores at the end of the first quarter of 2019 than it did a year prior. Reported net revenues related to the company's wholesale business grew 5 percent, reflecting growth in all regions.
First quarter net income attributable to Levi Strauss & Co. increased $166 million, primarily due to charges in the prior year from the transitional impact of the 2017 Tax Cuts and Jobs Act of $99 million for the remeasurement of deferred tax assets and liabilities and $37 million on undistributed foreign earnings.
First quarter adjusted net income grew 81 percent, primarily due to a $37 million transition charge in the prior year on undistributed foreign earnings, as well as $26 million higher Adjusted EBIT in the current year. First quarter Adjusted EBIT grew 14 percent inclusive of unfavorable currency translation effects and 21 percent on a constant-currency basis, primarily due to a combination of the higher net revenues and leverage on Selling, general and administrative (SG&A) costs. Additional information regarding adjusted net income and Adjusted EBIT, non-GAAP financial measures, is provided at the end of this press release.

First Quarter 2019 Highlights

•
On a reported basis, gross margin for the first quarter was 54.6 percent of net revenues compared with 54.9 percent in the same quarter of fiscal 2018, primarily due to 90 basis-points of unfavorable transactional currency impact, which was partially offset by the margin benefit from growth in the company's global direct-to-consumer channel.

•
SG&A expenses for the first quarter were $582 million compared with $563 million in the same quarter of fiscal 2018 primarily reflecting the growth and expansion of the company's direct-to-consumer business, partially offset by the favorable impact of currency. SG&A expenses as a percent of net revenues declined 130 basis-points compared to the same quarter of fiscal 2018, as leverage on base costs and lower advertising due to the timing of the company's advertising campaigns were only partially offset by the higher direct-to-consumer-related costs.

•	Operating income for the first quarter of $201 million was up 15 percent compared to the same quarter of fiscal 2018 reflecting higher revenues and a 100 basis-point increase in operating margin.

•
Diluted earnings per common share attributable to common stockholders for the first quarter of 2019 was 37 cents, as compared with a five-cent loss per common share for the same quarter of fiscal 2018. The loss in 2018 was due to the charges from the transitional impact of the 2017 Tax Cuts and Jobs Act.

Regional Overview

Reported regional net revenues and operating income for the quarter are set forth in the table below:

	Net Revenues			Operating Income *
	Three Months Ended		% Increase	Three Months Ended		% Increase
($ millions)	February 24, 2019	February 25, 2018		February 24, 2019	February 25, 2018
Americas	$717	$657	9%	$124	$111	11%
Europe	$465	$453	3%	$122	$115	6%
Asia	$253	$234	8%	$43	$41	6%

* Note: Regional operating income is equal to regional Adjusted EBIT.

•
In the Americas, net revenues grew 9 percent on a reported basis and 10 percent on a constant-currency basis, reflecting higher revenues across both wholesale and direct-to-consumer channels across the region. Operating income for the region grew 11 percent on a reported basis and 12 percent on a constant-currency basis on the higher net revenues and lower advertising costs, which were partially offset by higher direct-to-consumer costs and increased distribution costs to support higher volume.

•
In Europe, net revenues grew 3 percent on a reported basis and 10 percent on a constant-currency basis, reflecting continued broad-based growth across direct-to-consumer and wholesale channels. The region's operating income grew 6 percent on a reported basis and 13 percent on a constant-currency basis reflecting the net revenues growth and a higher gross margin from a shift towards the direct-to-consumer channel, partially offset by higher direct-to-consumer and distribution costs.

•
In Asia, net revenues grew 8 percent on a reported basis and 14 percent on a constant-currency basis, reflecting strong performance across traditional wholesale, franchisee and direct-to-consumer channels. Revenue growth was broad-based across the region's markets, including China. The region's operating income grew 6 percent on a reported basis and 13 percent on a constant-currency basis, reflecting higher revenues partially offset by a decline in gross margin driven by product cost investment.

Cash Flow and Balance Sheet
At February 24, 2019, cash and cash equivalents of $622 million and short-term investments of $100 million were complemented by $806 million available under the company's revolving credit facility, resulting in a total liquidity position of approximately $1.5 billion. Net debt at the end of the first quarter of 2019 was $319 million.
Cash from operations for the first three months of fiscal 2019 was $56 million, a decrease of $10 million compared to the first three months of fiscal 2018. The decrease primarily reflects higher payments for employee incentive compensation related to strong fiscal 2018 results, partially offset by lower pension plan contributions.
Adjusted free cash flow for the first three months of fiscal 2019 was $17 million, an increase of $52 million compared to the first three months of fiscal 2018. The increase was due to the timing of proceeds from the settlement of forward foreign exchange contracts, partially offset by the decrease in cash from operations and a higher dividend payment. The company previously announced a $110 million dividend for fiscal 2019, half of which was paid in the first quarter.
A reconciliation of net debt and adjusted free cash flow, non-GAAP financial measures, is provided at the end of this press release.
Annual Guidance
The company's expectations for fiscal 2019, as compared to fiscal 2018, are as follows:

•	Constant-currency net revenues growth of mid-single digits; and

•	Constant-currency Adjusted EBIT margin flat-to-slightly up.
The company noted that due to the timing of its fiscal year ending the final Sunday of November, fiscal 2019 will not contain the benefit of a Black Friday, which normally represents about half-a-point of annual net revenues and an additional 25 basis-points of Adjusted EBIT margin.
Additionally, the company anticipates capital expenditures of approximately $190 - $200 million and nearly 100 new company-operated store openings in fiscal 2019.

Investor Conference Call
The company’s first-quarter 2019 investor conference call will be available through a live audio webcast at https://engage.vevent.com/rt/levistraussao~8997045 on April 9, 2019, at 2 p.m. Pacific / 5 p.m. Eastern or via the following phone numbers: 800-891-4735 in the United States and Canada, or +1-973-200-3066 internationally; I.D. No. 8997045. A replay is available the same day on http://www.levistrauss.com/investors/earnings-webcast and will be archived for three months. A telephone replay is also available through April 15, 2019, at 855-859-2056 in the United States and Canada or +1-404-537-3406 internationally; I.D. No. 8997045. Please see http://www.levistrauss.com/investors/earnings-webcast for a discussion and reconciliation of non-GAAP measures referenced on the investor conference call.
About Levi Strauss & Co.
Levi Strauss & Co. is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 3,000 retail stores and shop-in-shops. Levi Strauss & Co.'s reported fiscal 2018 net revenues were $5.6 billion. For more information, go to http://levistrauss.com.

Forward Looking Statement

This press release and related conference call contains, in addition to historical information, forward-looking statements, including statements related to: inventory levels; gross margin; SG&A and advertising costs; revenues growth; adjusted EBIT margin; dividends; expectations for and projected capital expenditures in fiscal 2019; store openings; and currency impacts. The company has based these forward-looking statements on its current assumptions, expectations and projections about future events. Words such as, but not limited to, “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in the company's filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for fiscal year 2018 and its Quarterly Report on Form 10-Q for the quarter ended February 24, 2019, especially in the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release and related conference call may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this press release and related conference call. The company is not under any obligation and does not intend to update or revise any of the forward-looking statements contained in this press release and related conference call to reflect circumstances existing after the date of this press release and related conference call or to reflect the occurrence of future events, even if such circumstances or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Non-GAAP Financial Measures

The company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”) and the rules of the SEC. To supplement its financial statements prepared and presented in accordance with GAAP, the company uses certain non-GAAP financial measures, such as adjusted free cash flow, net debt, Adjusted EBIT, adjusted net income and constant-currency net revenues, to provide investors with additional useful information about its financial performance, to enhance the overall understanding of its past performance and future prospects and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. The tables found below present adjusted free cash flow, net debt, Adjusted EBIT, adjusted net income and constant-currency net revenues and corresponding reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. Certain items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company’s financial position, results of operations and cash flows and should therefore be considered in assessing the company’s actual financial condition and performance. Non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgment by management in determining how they are formulated. Some specific limitations include but are not limited to, the fact that such non-GAAP financial measures: (a) do not reflect cash outlays for capital expenditures, contractual commitments or liabilities including pension obligations, post-retirement health benefit obligations and income tax liabilities, (b) do not reflect changes in, or cash requirements for, working capital requirements; and (c) they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP. The company urges investors to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate its business. See “RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES FOR THE FIRST QUARTER OF 2019” below for reconciliation to the most comparable GAAP financial measures.

Constant-currency

The company reports operating results in accordance with GAAP, as well as on a constant-currency basis in order to facilitate period-to-period comparisons of its results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refers to the exchange rates used to translate the company's operating results for all countries where the functional currency is not the U.S. Dollar into U.S. Dollars. Because the company is a global company, foreign currency exchange rates used for translation may have a significant effect on its reported results. In general, the company's financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar as compared to the foreign currencies in which it conducts its business. References to operating results on a constant-currency basis mean operating results without the impact of foreign currency exchange rate fluctuations.
The company believes disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of its results by increasing the transparency of the underlying performance by excluding the impact of fluctuating foreign currency exchange rates. However, constant-currency results are non-GAAP financial measures and are not meant to be considered as an alternative or substitute for comparable measures prepared in accordance with GAAP. Constant-currency results have no standardized meaning prescribed by GAAP, are not prepared under any comprehensive set of accounting rules or principles and should be read in conjunction with the company's consolidated financial statements prepared in accordance with GAAP. Constant-currency results have limitations in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

The company calculates constant-currency amounts by translating local currency amounts in the prior-year period at actual foreign exchange rates for the current period. The company's constant-currency results do not eliminate the transaction currency impact of purchases and sales of products in a currency other than the functional currency.

Source: Levi Strauss & Co. Investor Relations

# # #

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	February 24, 2019	November 25, 2018
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$621,934	$713,120
Short-term investments in marketable securities	100,017	—
Trade receivables, net of allowance for doubtful accounts of $8,332 and $10,037	633,534	534,164
Inventories:
Raw materials	5,900	3,681
Work-in-process	2,889	2,977
Finished goods	905,488	877,115
Total inventories	914,277	883,773
Other current assets	177,540	157,002
Total current assets	2,447,302	2,288,059
Property, plant and equipment, net of accumulated depreciation of $998,131 and $974,206	463,840	460,613
Goodwill	236,127	236,246
Other intangible assets, net	42,822	42,835
Deferred tax assets, net	398,008	397,791
Other non-current assets	120,269	117,116
Total assets	$3,708,368	$3,542,660

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	$23,477	$31,935
Accounts payable	329,913	351,329
Accrued salaries, wages and employee benefits	215,811	298,990
Accrued interest payable	16,648	6,089
Accrued income taxes	34,624	15,466
Accrued sales allowances	109,663	—
Other accrued liabilities	474,256	348,390
Total current liabilities	1,204,392	1,052,199
Long-term debt	1,017,660	1,020,219
Postretirement medical benefits	72,752	74,181
Pension liability	193,297	195,639
Long-term employee related benefits	84,607	107,556
Long-term income tax liabilities	10,281	9,805
Other long-term liabilities	116,353	116,462
Total liabilities	2,699,342	2,576,061
Commitments and contingencies
Temporary equity	322,984	299,140

Stockholders’ Equity:
Levi Strauss & Co. stockholders’ equity
Common stock — $.001 par value; 1,200,000,000 shares authorized; 375,874,600 shares and 376,028,430 shares issued and outstanding	376	376
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(416,370)	(424,584)
Retained earnings	1,094,636	1,084,321
Total Levi Strauss & Co. stockholders’ equity	678,642	660,113
Noncontrolling interest	7,400	7,346
Total stockholders’ equity	686,042	667,459
Total liabilities, temporary equity and stockholders’ equity	$3,708,368	$3,542,660

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Three Months Ended
	February 24, 2019	February 25, 2018
	(Dollars in thousands, except per share amounts) (Unaudited)
Net revenues	$1,434,458	$1,343,685
Cost of goods sold	651,650	605,561
Gross profit	782,808	738,124
Selling, general and administrative expenses	581,896	563,202
Operating income	200,912	174,922
Interest expense	(17,544)	(15,497)
Other income (expense), net	(1,646)	(10,400)
Income before income taxes	181,722	149,025
Income tax expense	35,271	167,654
Net income (loss)	146,451	(18,629)
Net loss (income) attributable to noncontrolling interest	126	(383)
Net income (loss) attributable to Levi Strauss & Co.	$146,577	$(19,012)
Earnings (loss) per common share attributable to common stockholders:
Basic	$0.39	$(0.05)
Diluted	$0.37	$(0.05)
Weighted-average common shares outstanding:
Basic	377,077,111	376,165,783
Diluted	393,234,825	376,165,783

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three Months Ended
	February 24, 2019	February 25, 2018
	(Dollars in thousands) (Unaudited)
Net income (loss)	$146,451	$(18,629)
Other comprehensive income (loss), before related income taxes:
Pension and postretirement benefits	3,422	3,360
Derivative instruments	1,737	(22,848)
Foreign currency translation gains	4,086	19,781
Unrealized gains on marketable securities	890	290
Total other comprehensive income, before related income taxes	10,135	583
Income taxes (expense) benefit related to items of other comprehensive income	(1,741)	4,846
Comprehensive income, net of income taxes	154,845	(13,200)
Comprehensive income attributable to noncontrolling interest	(54)	(644)
Comprehensive income (loss) attributable to Levi Strauss & Co.	$154,791	$(13,844)

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	February 24, 2019	February 25, 2018
	(Dollars in thousands) (Unaudited)
Cash Flows from Operating Activities:
Net income (loss)	$146,451	$(18,629)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,559	32,821
Unrealized foreign exchange losses	9,046	10,022
Realized (gain) loss on settlement of forward foreign exchange contracts not designated for hedge accounting	(4,618)	10,303
Employee benefit plans’ amortization from accumulated other comprehensive loss and settlement loss	3,422	3,360
Stock-based compensation	1,497	5,256
Other, net	(413)	1,624
(Benefit from) provision for deferred income taxes	(795)	129,542
Change in operating assets and liabilities:
Trade receivables	69,672	59,497
Inventories	(48,120)	(61,867)
Other current assets	(6,162)	(16,100)
Other non-current assets	(2,251)	(3,405)
Accounts payable and other accrued liabilities	(48,041)	14,659
Restructuring liabilities	(4)	(44)
Income tax liabilities	19,496	26,194
Accrued salaries, wages and employee benefits and long-term employee related benefits	(110,338)	(126,939)
Other long-term liabilities	(1,579)	(124)
Net cash provided by operating activities	55,822	66,170
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(36,149)	(30,996)
Proceeds (Payments) on settlement of forward foreign exchange contracts not designated for hedge accounting	55,818	(10,303)
Payments to acquire short-term investments	(99,880)	—
Net cash used for investing activities	(80,211)	(41,299)
Cash Flows from Financing Activities:
Proceeds from short-term credit facilities	13,442	17,511
Repayments of short-term credit facilities	(12,556)	(16,944)
Other short-term borrowings, net	(9,422)	(14,537)
Repurchase of common stock, including shares surrendered for tax withholdings on equity award exercises	(3,914)	(14,844)
Dividend to stockholders	(55,000)	(45,000)
Other financing, net	(296)	(386)
Net cash used for financing activities	(67,746)	(74,200)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	952	5,597
Net decrease in cash and cash equivalents and restricted cash	(91,183)	(43,732)
Beginning cash and cash equivalents, and restricted cash	713,698	634,691
Ending cash and cash equivalents, and restricted cash	$622,515	$590,959
Less: Ending restricted cash	(581)	(729)
Ending cash and cash equivalents	621,934	590,230

Noncash Investing Activity:
Property, plant and equipment acquired and not yet paid at end of period	$10,513	$10,574
Property, plant and equipment additions due to build-to-suit lease transactions	7,842	723
Realized loss on foreign currency contracts not yet paid at end of period	51,200	—
Supplemental disclosure of cash flow information:
Cash paid for interest during the period	$2,778	$1,628
Cash paid for income taxes during the period, net of refunds	17,157	11,939

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE FIRST QUARTER OF 2019

The following information relates to non-GAAP financial measures, and should be read in conjunction with the investor call held on April 9, 2019, discussing the company’s financial condition and results of operations as of and for the quarter ended February 24, 2019. Adjusted EBIT, adjusted net income, net debt, adjusted free cash flow, constant-currency net revenues and constant-currency Adjusted EBIT are not financial measures prepared in accordance with GAAP. As used in this press release: (1) Adjusted EBIT represents net income (loss) plus income tax expense, interest expense, other (income) expense, net, impact of changes in fair value on cash-settled stock based compensation, and restructuring related charges, severance and other, net; (2) adjusted net income represents net income (loss), impact of changes in fair value on cash-settled stock based compensation, restructuring related charges, severance and other, net, remeasurement of deferred tax assets and liabilities, and tax impact of adjustments; (3) net debt represents total debt, excluding capital leases, less cash and cash equivalents and short-term investments in marketable securities; (4) Adjusted free cash flow represents cash from operating activities less purchases of property, plant and equipment, proceeds (payments) on settlement of forward foreign exchange contracts not designated for hedge accounting, repurchase of common stock including shares surrendered for tax withholdings on equity award exercises, and cash dividends to stockholders; (5) constant-currency net revenues represents net revenues without the impact of foreign currency exchange rate fluctuations; and (6) constant-currency Adjusted EBIT represents Adjusted EBIT without the impact of foreign currency exchange rate fluctuations.

Adjusted EBIT:

	Three Months Ended
	February 24, 2019	February 25, 2018
	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Net income (loss)	$146.5	$(18.6)

Non-GAAP measure:
Net income (loss)	146.5	(18.6)
Income tax expense	35.3	167.7
Interest expense	17.5	15.5
Other expense, net	1.6	10.4
Impact of changes in fair value on cash-settled stock based compensation	5.3	5.0
Restructuring and related charges, severance and other, net	0.1	0.3
Adjusted EBIT	$206.3	$180.3
Adjusted EBIT margin	14.4%	13.4%

Depreciation and amortization	28.6	32.8
Adjusted EBITDA	$234.9	$213.1

Adjusted net income:

	Three Months Ended
	February 24, 2019	February 25, 2018
	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Net income (loss)	$146.5	$(18.6)

Non-GAAP measure:
Net income (loss)	146.5	(18.6)
Impact of changes in fair value on cash-settled stock based compensation	5.3	5.0
Restructuring and related charges, severance and other, net	0.1	0.3
Remeasurement of deferred tax assets and liabilities	—	99.1
Tax impact of adjustments	(1.0)	(2.4)
Adjusted net income	$150.9	$83.4
Adjusted net income margin	10.5%	6.2%

Net debt:

	February 24, 2019	November 25, 2018
	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Total debt, excluding capital leases	$1,041.1	$1,052.2

Non-GAAP measure:
Total debt, excluding capital leases	$1,041.1	$1,052.2
Cash and cash equivalents	(621.9)	(713.1)
Short-term investments in marketable securities	(100.0)	—
Net debt	$319.2	$339.1

Adjusted free cash flow:

	Three Months Ended
	February 24, 2019	February 25, 2018
	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Net cash provided by operating activities	$55.8	$66.2

Non-GAAP measure:
Net cash provided by operating activities	$55.8	$66.2
Purchases of property, plant and equipment	(36.1)	(31.0)
Proceeds (Payments) on settlement of forward foreign exchange contracts not designated for hedge accounting	55.8	(10.3)
Repurchase of common stock, including shares surrendered for tax withholdings on equity award exercises	(3.9)	(14.8)
Dividend to stockholders	(55.0)	(45.0)
Adjusted free cash flow	$16.6	$(34.9)

Constant-currency net revenues:

	Three Months Ended
	February 24, 2019	February 25, 2018	% Increase
	(Dollars in millions)
	(Unaudited)
Total revenues
As reported	$1,434.5	$1,343.7	6.8%
Impact of foreign currency exchange rates	—	(47.8)	*
Constant-currency net revenues	$1,434.5	$1,295.9	10.7%

Americas
As reported	$717.3	$657.2	9.1%
Impact of foreign currency exchange rates	—	(5.5)	*
Constant-currency net revenues - Americas	$717.3	$651.7	10.1%

Europe
As reported	$464.7	$452.7	2.7%
Impact of foreign currency exchange rates	—	(30.3)	*
Constant-currency net revenues - Europe	$464.7	$422.4	10.0%

Asia
As reported	$252.5	$233.8	8.0%
Impact of foreign currency exchange rates	—	(12.0)	*
Constant-currency net revenues - Asia	$252.5	$221.8	13.8%
_____________
* Not meaningful

Constant-currency Adjusted EBIT:

	Three Months Ended
	February 24, 2019	February 25, 2018	% Increase
	(Dollars in millions)
	(Unaudited)
Adjusted EBIT	$206.3	$180.3	14.4%
Impact of foreign currency exchange rates	—	(10.1)	*
Constant-currency Adjusted EBIT	$206.3	$170.2	21.2%
Constant-currency Adjusted EBIT margin (1)	14.4%	13.1%
_____________
(1) We define constant-currency Adjusted EBIT margin as constant-currency Adjusted EBIT as a percentage of constant-currency net revenues.
* Not meaningful